Exhibit 23.1

CONSENT OF GHP HORWATH, P.C., INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (No. 333-127527) on Form S-8, in the Registrations Statements (No. 333-163127 and No. 333-164942) on Form S-1 and Form S-1/MEF, respectively, and in the Registration Statements (Nos. 333-138303, 333-148332, 333-151028, 333-135038, 333-173870 and 333-175421) on Form S-3 of Derma Sciences, Inc. and subsidiaries of our report dated March 22, 2012, with respect to the balance sheet of MedEfficiency, Inc. as of December 31, 2011, and the related statements of income, shareholders’ equity and cash flows for the year then ended, which report appears in this Current Report of Derma Sciences, Inc. on Form 8-K/A dated June 29, 2012.

/s/ GHP Horwath, P.C.

Denver, Colorado

June 29, 2012